Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Crédit Agricole Corporate and Investment Bank

12 place des Etats-Unis

CS 70052 92547 Montrouge Cedex

France

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Natixis Securities Americas LLC

1251 Avenue of the Americas, 4th Floor

New York 10020

United States of America